                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /x/

Filed by a Party other than the Registrant / /

Check the appropriate box:


/ /  Preliminary Proxy Statement           / / Confidential, for Use of the Commission
                                               Only (as permitted by Rule 14a-6(e)(2))
/x/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                       Redhook Ale Brewery, Incorporated
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/x/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                       REDHOOK ALE BREWERY, INCORPORATED
                           3400 PHINNEY AVENUE NORTH
                           SEATTLE, WASHINGTON 98103

                            NOTICE OF ANNUAL MEETING
                                OF SHAREHOLDERS
                                  MAY 21, 1997

TO THE HOLDERS OF COMMON STOCK
  AND SERIES B PREFERRED STOCK
  OF REDHOOK ALE BREWERY, INCORPORATED:

     The Annual Meeting of Shareholders of Redhook Ale Brewery, Incorporated, a Washington corporation (the "Company"), will be held on May 21, 1997, at 2:00 p.m., Pacific Daylight Time, at the Redhook Ale Brewery, 14300 NE 145th Street, Woodinville, Washington, for the following purposes as more fully described in the accompanying Proxy Statement:

     1. To elect nine directors to serve until the 1998 Annual Meeting of Shareholders or until their earlier retirement, resignation or removal;

     2. To ratify the appointment of Ernst & Young LLP as independent auditors for the Company's fiscal year ending December 31, 1997; and

     3. To transact such other business as may properly come before the meeting or any adjournments thereof.

     Only holders of record of the Company's Common Stock at the close of business on March 28, 1997, will be entitled to vote at the meeting.

                                          By order of the Board of Directors

                                          [SIGNATURE]

                                          PAUL S. SHIPMAN,
                                          President, Chief Executive Officer and
                                          Chairman of the Board
Seattle, Washington
April 7, 1997

                            YOUR VOTE IS IMPORTANT!

             PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND
               MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE.

                       REDHOOK ALE BREWERY, INCORPORATED
                           3400 PHINNEY AVENUE NORTH
                           SEATTLE, WASHINGTON 98103

                           -------------------------

                                PROXY STATEMENT
                           -------------------------

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
ANNUAL MEETING AND PROXY SOLICITATION INFORMATION.....................................    1
BOARD OF DIRECTORS....................................................................    2
  Compensation of Directors...........................................................    2
  Committees of the Board.............................................................    2
  Meetings of the Board and Committees................................................    2
  Nominees for Director...............................................................    3
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT........................    4
  Ownership Information...............................................................    4
  Certain Transactions................................................................    6
  Section 16(a) Beneficial Ownership Reporting Compliance.............................    6
EXECUTIVE COMPENSATION................................................................    7
  Executive Officer Compensation......................................................    7
  Compensation Committee Report on Executive Compensation.............................    8
  Comparative Performance Graph.......................................................    9
  Executive Officer Employment Agreements.............................................   10
PROPOSAL 1 -- ELECTION OF DIRECTORS...................................................   10
PROPOSAL 2 -- APPOINTMENT OF INDEPENDENT AUDITORS.....................................   11
SHAREHOLDER PROPOSALS FOR 1998 ANNUAL MEETING.........................................   11

                                PROXY STATEMENT

               ANNUAL MEETING AND PROXY SOLICITATION INFORMATION

     This Proxy Statement is furnished in connection with the solicitation of proxies by the management of Redhook Ale Brewery, Incorporated, a Washington corporation (the "Company"), for use at the Annual Meeting of Shareholders on May 21, 1997, and at any adjournments thereof. This Proxy Statement is being sent to all shareholders of record as of the close of business on March 28, 1997.

     At the close of business on March 28, 1997, there were 7,685,886 shares of Common Stock and 1,289,872 shares of Series B Preferred Stock of the Company outstanding. Only holders of record of the shares outstanding at such time will be entitled to vote at the meeting. The presence at the meeting of at least a majority of such shares, either in person or by proxy, is required for a quorum.

     If you are a shareholder of record, you may vote by using the proxy card enclosed with this Proxy Statement. When your proxy card is returned properly signed, the shares represented will be voted according to your directions. If your proxy card is signed and returned without specifying a vote or an abstention on any proposal, it will be voted FOR each of the nine individuals nominated to serve as a director, and FOR the ratification of the appointment of Ernst & Young LLP as independent auditors.

     On each matter properly brought before the meeting, shareholders will be entitled to one vote for each share of Common Stock and Series B Preferred Stock held. Under Washington law and the Company's Restated Articles of Incorporation and Amended and Restated Bylaws, if a quorum exists at the meeting: (a) the nine nominees for director who receive the greatest number of votes cast in the election of directors will be elected; and (b) the proposal to ratify the appointment of auditors will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast against it.

     Shareholders may abstain from voting for one or more of the nominees for director and may abstain from voting on the proposal to ratify the appointment of auditors. Abstention from voting for one or more of the nominees for director will make it less likely that the nominee will be one of the nine nominees for director who receive the greatest number of votes cast. Abstention from voting on the proposal to ratify the appointment of auditors will have no effect, since approval of this proposal is based solely on the number of votes actually cast.

     If you execute a proxy, you may revoke it by taking one of the following three actions: (a) by giving written notice of the revocation to the Secretary of the Company at its principal executive offices; (b) by executing a proxy with a later date and delivering it to the Secretary of the Company at its principal executive offices; or (c) by personally attending and voting at the meeting.

     The Company will bear the expense of preparing, printing and distributing proxy materials to its shareholders. In addition to solicitations by mail, there may be incidental personal solicitation at nominal cost by directors, officers, employees or agents of the Company. The Company will also reimburse brokerage firms and other intermediaries for their expenses in forwarding proxy materials to beneficial owners of the Company's Common Stock.

                               BOARD OF DIRECTORS

     The business of the Company is managed under the direction of a Board of Directors consisting of nine directors. The following individuals are currently serving as directors: Paul S. Shipman, Gordon A. Bowker, John T. Carleton, Frank
H. Clement, David R. English, Jerry D. Jones, Bruce M. Sandison, Walter F. Walker and Dennis P. Weston.

COMPENSATION OF DIRECTORS

     Nonemployee directors participate in the Redhook Ale Brewery, Incorporated Directors Stock Option Plan (the "Directors Plan") and receive a fee of $500 for each Board and Committee meeting attended. The Directors Plan provides for grants of stock options covering 4,000 shares of Common Stock to be made automatically on the date of each annual meeting of shareholders to each nonemployee director of the Company, so long as shares of Common Stock remain available under the Directors Plan. The exercise price under each option is the fair market value of the Common Stock on the date of grant. Each option expires ten years after grant or one year after the death of the recipient director. Options granted under the Directors Plan vest six months after the option is granted. During the fiscal year ended December 31, 1996, each director, other than Messrs. English, Sandison and Shipman, was granted options under the Directors Plan, at an exercise price of $22.75 per share, covering 4,000 shares of Common Stock. Messrs. English and Sandison no longer receive option grants, in accordance with the policy of their employer Anheuser-Busch, Incorporated ("A-B").

COMMITTEES OF THE BOARD

     The Board has standing Audit, Compensation, Nominating, Succession and Marketing Practices Committees. The Audit Committee, currently composed of Messrs. Carleton, Clement, Sandison and Weston, reviews the Company's internal accounting procedures and consults with and reviews the services provided by the Company's independent auditors. The Compensation Committee, currently composed of Messrs. Carleton, Clement, Jones and Sandison, reviews and recommends to the Board the compensation and benefits to be provided to the Company's officers and reviews general policy matters relating to employee compensation and benefits. The Nominating Committee, currently composed of Messrs. Bowker, Carleton and Walker, recommends to the Board nominees for vacant Board positions, reviews and reports to the Board on the nominees to be included in the slate of directors for election at the annual meeting of shareholders and develops a plan of succession to be used in the event of the President or Chief Executive Officer's resignation, disability, removal or death. The Succession Committee, currently composed of Messrs. Bowker, Carleton and English, is responsible for making recommendations to the Board of Directors as to the election of a successor to the Company's Chief Executive Officer if the Chief Executive Officer dies or is permanently disabled, his employment is terminated, or he otherwise ceases to act as Chief Executive Officer. The Marketing Practices Committee, currently composed of Messrs. English, Jones and Walker, is responsible for reviewing the introduction by the Company of new products or new formulations, the Company's marketing practices and compliance with applicable laws, and makes recommendations to the Board of Directors as to such matters.

MEETINGS OF THE BOARD AND COMMITTEES

     The full Board of Directors met five times during the Company's fiscal year ended December 31, 1996. No incumbent member attended fewer than 75% of the total number of meetings of the Board of Directors and of any Board committees of which he was a member during that fiscal year, except David R. English who was appointed to the Board of Directors in July 1996 to replace William H. McNulty. Mr. English attended two of the three Board of Director Meetings held after his appointment. The Audit Committee met four times during 1996 and the Compensation Committee met one time during 1996. The other committees did not meet during 1996.

NOMINEES FOR DIRECTOR

     The following individuals, each of whom currently serves as a director of the Company, have been nominated for re-election at the meeting:

     PAUL S. SHIPMAN is one of the Company's founders and has served as its President since September 1981, Chairman of the Board since November 1992, and Chief Executive Officer since June 1993. Prior to founding the Company, Mr. Shipman was a marketing analyst for the Chateau Ste. Michelle Winery from 1978 to 1981. Mr. Shipman received his Bachelor's degree in English from Bucknell University in 1975 and his Master's degree in Business Administration from the Darden Business School, University of Virginia, in 1978. Mr. Shipman also serves as a director of Gargoyles, Inc.

     GORDON A. BOWKER is one of the Company's founders and has served as a Director of the Company since 1981. He was a Vice President of the Company from 1981 to April 1994. From 1981 to March 1989 he also served as Treasurer and from 1981 to June 1993, as Secretary. He founded, and from 1971 to 1987 served as Chairman of, Starbucks Coffee Company. Mr. Bowker also serves as a director of Quickfish Media, Inc., Peet's Coffee and Tea, Inc., Apanage, Inc. and TLA, Inc.

     JOHN T. CARLETON has served as a Director of the Company since September 1993. He is a Senior Vice President of Benaroya Capital Company, a private investment company, which he joined in October 1995. Mr. Carleton was a Senior Vice President of G.E. Capital Equity Capital Group, Inc., a private equity investment company, from March 1993 to September 1995. Before that, Mr. Carleton was Vice President, Acquisitions of the Dyson-Kissner-Moran Corporation, a private investment company, from February 1987 to March 1993. From 1982 to 1987, he was the Director, Corporate Development of Norton Company. He joined Norton Company, a multi-national manufacturing company, in 1971 and became general manager of one of its largest business units. Mr. Carleton also serves as director for Multiple Zones International, Inc.

     FRANK H. CLEMENT has served as a Director of the Company since March 1989. He has served as Vice President of Investments at PaineWebber, Inc., a registered broker dealer, in Seattle, Washington, since 1975. Mr. Clement also serves as a director and Chairman of the Board of Caravali Coffee Company and is on the advisory board of the Institute of Brewing Studies in Boulder, Colorado.

     DAVID R. ENGLISH has served as a Director of the Company since July 1996. Mr. English, an employee of Anheuser-Busch, Incorporated, has served in his current position as Vice President -- Michelob Brands, Specialty and Import Beers since February 1996. He served as Senior Brand Manager -- Busch and Busch Light, from 1992 until February 1996.

     JERRY D. JONES is one of the Company's founders and has served as a Director since 1981. He is a prominent consultant to world-class ski areas worldwide. He has served as the President of Atlas Resort Management since October 1993. He was Vice President of Globe Source Resort Management from October 1992 to October 1993 and President of Beaver Creek Resort from 1987 to 1990. From October 1986 to October 1989, he was Executive Vice President of Vail Associates in Vail, Colorado.

     BRUCE M. SANDISON has served as a Director of the Company since November 1994. Mr. Sandison has been the Vice President, Wholesaler System Development for A-B since January 1994, in which capacity he is responsible for various activities and programs that are designed to enhance the long-term strength of the A-B beer wholesaler system. He served as Director, Wholesaler System Development and Assistant Treasurer at Anheuser-Busch Companies from 1989 to January 1994.

     WALTER F. WALKER, CFA, has served as a Director of the Company since April, 1994. Mr. Walker has been the President of the Seattle Supersonics National Basketball Association basketball team, a subsidiary of Ackerley Communications, Inc., since September 1994. From March to September 1994, he served as President of Walker Capital, Inc., a money management firm. From July 1987 to March 1994, Mr. Walker served as a Vice President of Goldman, Sachs & Co., a registered broker-dealer. From 1976 to 1985, Mr. Walker was a professional basketball player in the National Basketball Association. Mr. Walker serves as a director of Gargoyles, Inc., Advanced Digital Information Corp. and Washington Special Olympics. Mr. Walker also serves on the University of Virginia Board of Visitors.

     DENNIS P. WESTON, CPA, has served as a Director of the Company since September 1993. Mr. Weston is the President of the Venture Capital Division of Fluke Capital Management, L.P., a venture capital investment firm which he joined in March 1982. Prior to his appointment as President in December 1993, Mr. Weston held the positions of General Manager of the Computer Facilities Division and Chief Operating Officer. From August 1978 to March 1982, Mr. Weston was Assistant to the President of Harold W. Johnson, Inc. and from September 1973 to August 1978, held positions with Moss, Adams & Co., a firm of Certified Public Accountants.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

OWNERSHIP INFORMATION

     The following table sets forth, as of March 18, 1997, certain information regarding beneficial ownership of the Company's Common Stock (a) by each person known to the Company to be the beneficial owner of more than five percent of the outstanding Common Stock, (b) by each director and nominee for director, (c) by the Chief Executive Officer and the other executive officers of the Company whose total annual salary and bonus, for the fiscal year ended December 31, 1996, exceeded $100,000, and (d) by all of the Company's executive officers and directors as a group. Unless otherwise noted, the named beneficial owner has sole voting and investment power.

                                                      NUMBER OF SHARES OF
                                                         COMMON STOCK              PERCENT OF
                                                         BENEFICIALLY             COMMON STOCK
                    NAME AND ADDRESS                       OWNED(1)              OUTSTANDING(1)
    ------------------------------------------------  -------------------     ---------------------
    Busch Investment Corporation(2).................       2,243,342                   25.0%
      One Busch Place
      St. Louis, Missouri 63118
    GE Capital Redhook Investment Corp.(3)..........         714,286                    9.3%
      29260 Long Ridge Road
      Stamford, Connecticut 06927
    Paul S. Shipman(4)(5)...........................         493,600                    6.4%
    Jerry D. Jones(4)(6)(7).........................         257,434                    3.3%
    Frank H. Clement(8).............................         229,057                    3.0%
    Gordon A. Bowker(4)(7)..........................         194,347                    2.5%
    Walter F. Walker(9).............................         105,217                    1.4%
    John T. Carleton(9).............................          10,500                     *
    Dennis P. Weston(10)(11)........................           7,857                     *
    David R. English................................               0                     *
    Bruce M. Sandison(12)...........................           2,000                     *
    David J. Mickelson(13)..........................          60,100                     *
    Allen L. Triplett(14)...........................          59,600                     *
    Pamela J. Hinckley(15)..........................          56,100                     *
    Bradley A. Berg(16).............................          37,500                     *
    All executive officers and directors as a group
      (13 individuals)(17)..........................       1,513,312                   19.1%

---------------
   * Less than 1%.

 (1) Includes shares of Common Stock subject to options currently exercisable or exercisable within 60 days of March 18, 1997. Shares subject to an option are not deemed outstanding for purposes of computing the percentage ownership of any person other than the person holding the option.

 (2) Includes 1,289,872 shares of Common Stock issuable upon conversion of Series B Preferred Stock. Such Series B Preferred shares are not deemed outstanding for purposes of computing the percentage ownership of Common Stock of any person other than Busch Investment Corporation, a wholly-owned subsidiary of A-B.

 (3) GE Capital Redhook Investment Corp. is a wholly-owned subsidiary of General Electric Capital Corporation.

 (4) The address for Messrs. Shipman, Jones and Bowker is c/o Redhook Ale Brewery, Incorporated, 3400 Phinney Avenue North, Seattle, Washington 98103.

 (5) Includes 65,000 shares subject to options exercisable within 60 days of March 18, 1996, and 13,300 shares held by Mr. Shipman's children. Excludes 9,600 shares held by Mr. Shipman's mother.

 (6) Includes 10,000 shares held by Mr. Jones as trustee for his child.

 (7) Includes 10,857 shares subject to options exercisable within 60 days of March 18, 1997.

 (8) Includes 10,857 shares subject to options exercisable within 60 days of March 18, 1997, 29,736 shares held by Mr. Clement's spouse and 26,540 shares held by Mr. Clement as trustee for his children.

 (9) Includes 6,857 shares subject to options exercisable within 60 days of March 18, 1997.

(10) Does not include 32,643 shares owned by Fluke Capital Management, L.P., of which Mr. Weston is the President of the Venture Capital Division. Mr. Weston disclaims beneficial ownership of such shares.

(11) Includes 6,000 shares subject to options exercisable within 60 days of March 18, 1997.

(12) Includes 2,000 shares subject to options exercisable within 60 days of March 18, 1997.

(13) Includes 18,100 shares subject to options exercisable within 60 days of March 18, 1997.

(14) Includes 17,600 shares subject to options exercisable within 60 days of March 18, 1997.

(15) Includes 35,600 shares subject to options exercisable within 60 days of March 18, 1997.

(16) Includes 32,500 shares subject to options exercisable within 60 days of March 18, 1997.

(17) Includes 223,085 shares subject to options exercisable within 60 days of March 18, 1997.

     The following table sets forth, as of March 18, 1997, certain information regarding beneficial ownership of the Company's Series B Preferred Stock. The Series B Preferred Stock has voting rights and is convertible into an equivalent number of shares of the Company's Common Stock at any time. If all of the Series B Preferred Stock were converted as of March 18,1997, it would represent 14.4% of the post-conversion outstanding Common Stock. The named beneficial owner has sole voting and investment power.

                                                   NUMBER OF SHARES OF               PERCENT OF
                                                 SERIES B PREFERRED STOCK     SERIES B PREFERRED STOCK
                 NAME AND ADDRESS                   BENEFICIALLY OWNED              OUTSTANDING
    -------------------------------------------  ------------------------     ------------------------
    Busch Investment Corporation...............          1,289,872                      100.0%
      One Busch Place
      St. Louis, Missouri 63118

CERTAIN TRANSACTIONS

     The Company has adopted a policy of not engaging in business transactions with its officers, directors and affiliates except upon terms that are deemed to be fair and reasonable by a majority of the Company's disinterested directors.

     In October 1994, the Company entered into an alliance with Anheuser-Busch, Inc. ("A-B") (the "Alliance") consisting of a long-term distribution agreement (the "A-B Distribution Agreement") and an investment in the Company (the "A-B Investment Agreement"). Pursuant to the A-B Investment Agreement, A-B is entitled to designate at least two nominees for election to the Company's Board of Directors, and at least one Board member designated by A-B is entitled to serve on each committee of the Board of Directors. Messrs. English and Sandison currently serve on the Board of Directors as designees of A-B. The A-B Investment Agreement contains provisions under which related-party transactions are generally permitted only pursuant to the reasonable demands of the Company's business and upon fair and reasonable terms no less favorable to the Company than would be obtained in a comparable arm's-length transaction with an unrelated party. Sales through A-B under the A-B Distribution Agreement totaled $23.4 million in 1996, net of an Alliance fee of approximately 2% of sales through A-B. Other Alliance fees paid by the Company to A-B totaled $146,000 in 1996. In addition, the Company purchased certain materials through A-B totaling $1.7 million in 1996.

     Pursuant to an agreement between the Company and GE Capital Redhook Investment Corp. ("GE Capital"), dated July 25, 1995, in connection with the termination of the rights of certain shareholders to designate Board members, GE Capital has the right to designate one nominee for election to the Company's Board of Directors, so long as GE Capital owns at least 500,000 shares of Common Stock. GE Capital did not exercise this right in 1997. In addition, the Company entered into a registration rights agreement obligating it, under certain circumstances, to effect the registration under the Securities Act of 1933, as amended, of the Common Stock issued in August 1995, upon conversion of the Series A Preferred Stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), requires that the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, file reports of ownership and changes of ownership with the Securities and Exchange Commission (the "SEC"). Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all such reports they file.

     Based solely on its review of the copies of such reports received by the Company, and on written representations by the Company's officers and directors regarding their compliance with the applicable reporting requirements under
Section 16(a) of the Exchange Act, the Company believes that, with respect to its fiscal year ended December 31, 1996, all filing requirements applicable to its officers and directors, and all of the persons known to the Company to own more than ten percent of its Common Stock were complied with by such persons.

                             EXECUTIVE COMPENSATION

EXECUTIVE OFFICER COMPENSATION

     COMPENSATION SUMMARY. The following table sets forth information regarding compensation earned during the Company's fiscal years ended December 31, 1996, 1995 and 1994 by the Chief Executive Officer and the other executive officers whose total annual salary and bonus for the fiscal year ended December 31, 1996, exceeded $100,000 (the "named executive officers").

                           SUMMARY COMPENSATION TABLE

                                                                                        LONG-TERM
                                                                                       COMPENSATION
                                                                                     ----------------
                                                           ANNUAL COMPENSATION          SECURITIES
                  NAME AND                     FISCAL -----------------------------     UNDERLYING
             PRINCIPAL POSITION                YEAR   SALARY($)  BONUS($)  OTHER(1)  STOCK OPTIONS(#)
---------------------------------------------  -----  ---------  --------  --------  ----------------
Paul S. Shipman..............................   1996   $168,750  $     --  $ 18,674           --
  President, Chief Executive Officer and        1995    155,990    54,688     6,000       25,000
  Chairman of the Board of Directors            1994    150,000    50,000     5,989           --

Bradley A. Berg..............................   1996    135,000        --    19,783           --
  Executive Vice President                      1995    119,792    43,750     4,250       12,500
  and Chief Financial Officer                   1994         --        --        --       60,000

David J. Mickelson...........................   1996    112,000        --    18,863           --
  Executive Vice President                      1995    100,875    35,700     5,418       12,500
  and Chief Operating Officer                   1994     70,000    20,000     3,435           --

Pamela J. Hinckley...........................   1996    100,000        --    15,986           --
  Vice President, Sales and Marketing           1995     91,292    32,200     4,911       10,000
                                                1994     70,000    20,000     3,431           --

Allen L. Triplett............................   1996    100,000        --    15,986           --
  Vice President, Brewing                       1995     91,292    32,200     4,911       10,000
                                                1994     70,000    20,000     3,352           --


---------------
(1) Represents the Company's matching contribution under the 401(k) Plan in each year and, beginning in 1996, includes auto allowance or imputed income related to company-provided car totaling between $12,000 and $14,400 per officer.

     OPTION GRANTS. There were no stock options granted to the named executive officers during the Company's fiscal year ended December 31, 1996. See the Compensation Committee report included in this Proxy Statement for information on stock options granted in February 1997.

     FISCAL YEAR END OPTIONS. The following table shows information concerning the number and value of unexercised options held by the named executive officers on December 31, 1996. No options were exercised by the named executive officers during the Company's fiscal year ended December 31, 1996.

                    AGGREGATED FISCAL YEAR-END OPTION VALUES

                                            NUMBER OF SECURITIES               VALUE OF UNEXERCISED
                                       UNDERLYING UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                                            AT FISCAL YEAR-END(#)            AT FISCAL YEAR-END(1)($)
                                       -------------------------------     -----------------------------
                  NAME                 EXERCISABLE       UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
    ---------------------------------  -----------       -------------     -----------     -------------
    Paul S. Shipman..................     65,000             40,000         $  39,375        $  13,125
    Bradley A. Berg..................     32,500             40,000               -0-              -0-
    David J. Mickelson...............     18,100             14,400            64,370           16,421
    Pamela J. Hinckley...............     35,600             12,400           206,420           16,421
    Allen L. Triplett................     17,600             12,400            64,370           16,421

---------------
(1) Represents the aggregate fair market value on December 31, 1996, of the shares of Common Stock subject to outstanding options, less the aggregate exercise price of such options. There is no guarantee that if and when these options are exercised they will have this value.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Committee") is composed exclusively of directors who are neither employees nor eligible to participate in any of the Company's executive compensation programs.

     The Committee is responsible for establishing and administering the overall compensation policies applicable to the Company's senior management. The Committee is also responsible for establishing the general policies applicable to the granting, vesting and other terms of stock options granted to employees under the Company's stock option plan, and for determining the size and terms of the option grants made to the Company's executive officers, among others.

     The Committee views its charter as being to insure that the Company's officer compensation programs are structured and implemented in a manner that recognizes the Company's need to attract and retain the caliber of executives and other key employees required for the Company to compete in a highly competitive and rapidly evolving business sector, while also recognizing and emphasizing the importance and value of achieving targeted performance objectives.

     Under the Company's executive compensation programs, there are three primary components to an executive's compensation: base salary, an annual incentive payment, and long-term incentives in the form of stock options. The base salary for a particular executive is determined in the first instance by comparison to the existing executive salary structure within the Company, as well as comparison to compensation paid to executives of comparably sized and situated craft beer companies and other similarly-sized public companies. Annual incentive payments are based on the executive team accomplishments and the Company's results for the year relative to financial and operational objectives set at the beginning of the year and other relevant and significant accomplishments during the year. Annual bonus payments under the incentive plan are generally computed as a percentage of the executive's base salary, with the actual percentages being a function of the extent to which goals were achieved as well as other significant accomplishments. Finally, the Company provides long-term incentives to executives through the annual grant of stock options. The options generally vest over five years and have an exercise price equal to the fair market value of the Company's stock at the time of the grant, with the number of options awarded based on the executive's position. Since fair market value stock options can only produce value to an executive if the price of the Company's stock increases, these option grants provide a direct link between executive compensation and the Company's stock price performance. The Committee believes that stock options directly motivate an executive to maximize long-term shareholder value. The options also utilize vesting periods that encourage key executives to continue in the employ of the Company.

     The Committee met on December 11, 1996 and on February 5, 1997 and considered the financial results for the year relative to sales and earnings goals for the Company and also considered other significant operational and financial achievements such as expansion of distribution and marketing effort and capacity expansion. After full consideration, the Committee decided to not pay out a bonus for any executive officer due to shortfalls from earnings goals and the Company's stock price performance. In order to recognize the significant accomplishments by the Company in 1996, including a 42% sales increase, expansion of distribution and salesforce, and completion of the Portsmouth brewery, and in order to provide additional incentive for the executive officers to improve the Company's stock price performance, on February 5, 1997, the Committee approved the grant of 150,000 options to the executive officer group (50,000 of which were granted to Mr. Shipman).

     The Committee currently consists of Messrs. Carleton, Clement, Jones and Sandison.

                                          Compensation Committee

                                          John T. Carleton
                                          Frank H. Clement
                                          Jerry D. Jones
                                          Bruce M. Sandison

COMPARATIVE PERFORMANCE GRAPH

     Set forth below is a graph comparing the cumulative total return to shareholders on the Company's Common Stock with the cumulative total return of the Russell 2000 Index and an index comprised of four other large publicly-traded craft beer companies (the "Peer Group") for the period beginning on August 16, 1995, the date of the Company's initial public offering (the "Offering"), and ended on December 31, 1996.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
             AMONG REDHOOK ALE BREWERY, INCORPORATED COMMON STOCK,
                           THE RUSSELL 2000 INDEX AND
                         THE COMPANY'S PEER GROUP INDEX

      MEASUREMENT PERIOD                                          PEER GROUP
    (FISCAL YEAR COVERED)           REDHOOK      RUSSELL 2000        INDEX
8/16/95                                    100             100             100
12/31/95                                   153             105             126
12/31/96                                    57             120              57

     The Company's Peer Group is comprised of four publicly-traded craft beer companies. Three of the four companies in the Peer Group completed initial public offerings subsequent to the Company's initial public offering on August 16, 1995, and are therefore added to the Peer Group return computation as of the date and at the per share price at which their respective offerings were effective. As required, the returns of each of the component companies in the Peer Group return are calculated and weighted according to their respective market capitalization at the beginning of the period that they entered the Peer Group return calculation. The Peer Group is composed of: Big Rock Brewery (NASDAQ: BEERF) beginning August 16, 1995 at $9.75 per share; Pete's Brewing (NASDAQ: WIKD) beginning November 6, 1995 at $18 per share; Boston Beer Company (NYSE: SAM) beginning November 20, 1995 at $20 per share; and Pyramid Brewing (formerly Hart Brewing) (NASDAQ: PMID) beginning December 13, 1995 at $19 per share.

     The total return on the Company's Common Stock, the Russell 2,000 Index and the Peer Group index assumes the value of each investment was $100 on August 16, 1995, and that any dividends were reinvested. Return information is historical and not necessarily indicative of future performance.

EXECUTIVE OFFICER EMPLOYMENT AGREEMENTS

     Each of Messrs. Shipman, Berg, Mickelson and Triplett, and Ms. Hinckley has executed an agreement containing confidentiality restrictions, as well as certain provisions regarding noncompetition during his or her term of employment with the Company. The Company provides each of its executive officers with an annual compensation plan under which they receive a specified minimum salary plus additional cash and stock-based incentives depending on attainment of various performance goals.

     Mr. Shipman's current employment agreement expires September 30, 2001, subject to earlier termination by the Company with or without cause. The agreement provides for a minimum base salary of the greater of $150,000, or an amount that is 25% more than the next highest paid officer. Mr. Shipman is also eligible for bonuses based on the Company's achieving certain net income goals, and other performance measures. If terminated by the Company without cause, the agreement provides that Mr. Shipman will receive his annual base compensation for the remainder of the agreement's term or two years, whichever is shorter. The agreement further provides that Mr. Shipman is prohibited from divulging confidential information and competing with the Company following termination of the agreement for two years, or until September 30, 2001, whichever occurs sooner.

     Effective January 1, 1996, the Company entered into employment agreements with Messrs. Berg, Mickelson and Triplett and Ms. Hinckley. These agreements expire December 31, 1997, subject to earlier termination by the Company with or without cause. The agreements provide the officers with the following minimum base salaries: Mr. Berg $135,000; Mr. Mickelson $112,000; Mr. Triplett $100,000; and Ms. Hinckley $100,000. These officers are also eligible for bonuses dependent on the Company's achieving certain goals, and other performance measures. If terminated by the Company without cause, the agreements provide that each officer will receive his or her annual base compensation for up to two years from the date that notice of employment termination is received, subject to certain conditions. The agreements also provide that the officers are prohibited from divulging confidential information and from competing with the Company for two years following termination of employment.

                      PROPOSAL 1 -- ELECTION OF DIRECTORS

     Nine directors are to be elected at the annual meeting, to serve until the next Annual Meeting of Shareholders or until their earlier retirement, resignation or removal. Paul S. Shipman, Gordon A. Bowker, John T. Carleton, Frank H. Clement, David R. English, Jerry D. Jones, Bruce M. Sandison, Walter F. Walker and Dennis P. Weston, all of whom are currently directors of the Company, have been nominated by the Board of Directors for election at the annual meeting. The accompanying proxy will be voted for these nominees, except where authority to so vote is withheld. Should any nominee be unable to serve, the proxy will be voted for such person as is designated by the Board of Directors. Pursuant to an agreement between the Company and GE Capital, GE Capital has the right to designate one nominee for election to the Company's Board of Directors, so long as GE Capital owns at least 500,000 shares of Common Stock. GE Capital did not exercise this right in 1997.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES NAMED IN PROPOSAL 1.

               PROPOSAL 2 -- APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has appointed the firm of Ernst & Young LLP as independent auditors for the Company's fiscal year ending December 31, 1997. This firm has audited the accounts of the Company since 1991. The firm performed audit services in connection with the examination of the financial statements of the Company for its fiscal year ended December 31, 1996. In addition, the firm has rendered other services, including the review of financial statements and related information in various registration statements and filings with the SEC.

     If this proposal does not receive the affirmative approval of a majority of the votes cast on the proposal, the Board of Directors will reconsider the appointment. Representatives of Ernst & Young LLP will be present at the annual meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from shareholders.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP.

                 SHAREHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

     An eligible shareholder who desires to have a qualified proposal considered for inclusion in the proxy statement prepared in connection with the Company's 1998 Annual Meeting of Shareholders must deliver a copy of the proposal to the Secretary of the Company, at the Company's principal executive offices, no later than December 1, 1997.

     The Company's Restated Bylaws outline procedures, including minimum notice provisions, that govern the nomination of directors by shareholders and certain other matters that a shareholder proposes to bring before the annual meeting. A copy of the pertinent provisions of the Restated Bylaws is available upon request to Bradley A. Berg, Redhook Ale Brewery, Incorporated, 3400 Phinney Avenue North, Seattle, Washington 98103.

     IT IS IMPORTANT THAT PROXIES ARE RETURNED PROMPTLY AND THAT YOUR SHARES ARE REPRESENTED. SHAREHOLDERS ARE URGED TO MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE.

                                          REDHOOK ALE BREWERY, INCORPORATED

April 7, 1997
Seattle, Washington

PROXY

                        REDHOOK ALE BREWERY,INCORPORATED

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned, having received the Notice of Annual Meeting of Shareholders of Redhook Ale Brewery, Incorporated (the "Company"), and the related Proxy Statement dated April 7, 1997, hereby appoints Paul S. Shipman and Bradley A. Berg, and each of them, proxies for the undersigned, with full power of substitution, and authorizes them to attend the Annual Meeting of Shareholders of the Company on May 21, 1997, and any adjournments thereof, and to vote thereat all shares of Common Stock of the Company that the undersigned would be entitled to vote if personally present, such proxies being instructed to vote as specified below, or, to the extent not specified, to vote FOR the election as directors of all nominees named below and FOR Proposal 2 and to vote in their discretion on any other matters presented at the meeting or any adjournments thereof.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER SPECIFIED ON THE REVERSE BY THE UNDERSIGNED. EXCEPT AS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF ALL NOMINEES NAMED ON THE REVERSE SIDE AND FOR THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)


--------------------------------------------------------------------------------
                             *FOLD AND DETACH HERE*

                                                             Please mark
                                                            your votes as  /  /
                                                             indicated in
                                                             this sample.

              THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL OF
                  THE NOMINEES NAMED BELOW AND FOR PROPOSAL 2.

                                                  WITHHOLD
                                              AUTHORITY TO VOTE
                                              FOR ALL NOMINEES
PROPOSAL 1: ELECTION OF DIRECTORS     FOR        NAMED BELOW
                                     /  /           /  /
Nominees: Paul S. Shipman, Gordon A. Bowker,
          John T. Carleton, Frank H. Clement,
          David R. English, Jerry D. Jones, Bruce M. Sandison, Walter F. Walker and Dennis P. Weston.

(INSTRUCTION: to withhold authority to vote FOR and individual nominee, strike a line through the nominee's name in the list above).

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF   FOR        AGAINST        ABSTAIN
            INDEPENDENT AUDITORS             /  /        /  /           /  /

                PLEASE SIGN AND DATE THIS PROXY CARD AND RETURN
                     IT PROMPTLY IN THE ENCLOSED ENVELOPE.

Signature___________________________Signature, if held jointly_________________
Dated:_______________,1997
Please sign name exactly as it appears hereon. If shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee, or guardian, please give full title as such.
--------------------------------------------------------------------------------
                             *FOLD AND DETACH HERE*